Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARAMARK Corporation:

We consent to the use of our report dated December 12, 2008, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of October 3, 2008 and September 28, 2007 (Successor Periods), and the related consolidated statements of income, cash flows and shareholder’s equity for the fiscal year ended October 3, 2008 (Successor Period), the period from January 27, 2007 through September 28, 2007 (Successor Period), the period from September 30, 2006 through January 26, 2007 (Predecessor Period) and for the fiscal year ended September 29, 2006 (Predecessor Period) and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the headings “Summary consolidated financial data” and “Experts” in the registration statement.

Our audit report on the consolidated financial statements notes that the Company was acquired through a merger transaction with RMK Acquisition Corporation in a business combination accounted for as a purchase during 2007. As a result of this acquisition, the consolidated financial information for periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. Also, our report refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 158, Employer’s Accounting for Defined Benefit Pension and Other Retirement Plans, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 9, 2009